                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material under Rule 14a-12

                          CAM COMMERCE SOLUTIONS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                          CAM COMMERCE SOLUTIONS, INC.
                          17075 NEWHOPE STREET, SUITE A
                        FOUNTAIN VALLEY, CALIFORNIA 92708

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD APRIL 11, 2002



        The 2002 Annual Meeting of Stockholders of CAM COMMERCE SOLUTIONS, INC. (the "Company"), will be held on April 11, 2002 at 2:00 P.M. at the Company's corporate offices located at 17075 Newhope Street, Suite A, Fountain Valley, California 92708 (the "Annual Meeting") for the following purposes:

    1. To elect five (5) persons to serve on the Company's Board of Directors who shall hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified;

    2. To ratify the appointment of Ernst & Young LLP as the independent auditors of the Company for the current fiscal year ending September 30, 2002; and

    3.  To transact such other business as may properly come before the meeting.

        Stockholders of record at the close of business on February 8, 2002 are entitled to notice of and to vote at the Annual Meeting and at any adjournment thereof. A copy of the Annual Report of the Company for the fiscal year ended September 30, 2001 and a Proxy Statement accompany this notice.


        By Order of the Board of Directors



        Geoffrey D. Knapp
        Secretary
        February 8, 2002



                                    IMPORTANT

        WHETHER OR NOT YOU EXPECT TO BE AT THE ANNUAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. THE PROXY IS REVOCABLE AT ANY TIME PRIOR TO THE EXERCISE THEREOF BY WRITTEN NOTICE TO THE COMPANY, AND STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING MAY WITHDRAW THEIR PROXIES AND VOTE THEIR SHARES PERSONALLY IF THEY SO DESIRE.

                          CAM COMMERCE SOLUTIONS, INC.
                          17075 NEWHOPE STREET, SUITE A
                        FOUNTAIN VALLEY, CALIFORNIA 92708


                                 PROXY STATEMENT



Purpose

        CAM Commerce Solutions, Inc. (referred to in this Proxy Statement as "we" or "the Company") is sending out this Proxy Statement in connection with the solicitation by the Board of Directors of proxies to be voted at the 2002 Annual Meeting of Shareholders (the "Annual Meeting"). We are mailing this Proxy Statement, proxy card and our 2001 Annual Report to stockholders on or about February 21, 2002.

        Proxies are being solicited to give all stockholders of record an opportunity to vote on matters to be presented at the Annual Meeting. In the following pages of this Proxy Statement, you will find information on the matters to be voted on at the Annual Meeting or any adjournment of that meeting.

Who Can Vote

        You can vote if you were a stockholder of record of the Company as of the close of business on February 8, 2002. Your shares can be voted at the Annual Meeting only if you are present or represented by a valid proxy.

Quorum

        A majority of the outstanding shares of our common stock as of the record date must be present, either in person or by proxy, in order for a quorum to be present to conduct the Annual Meeting. On February 8, 2002, the record date for stockholders entitled to vote at the Annual Meeting, 3,063,290 shares of our common stock were outstanding. Abstentions and "broker non-votes" (when a broker does not have authority to vote on a specific proposal) are counted as present in determining whether or not there is a quorum.

How to Vote

        You can vote your shares either by using the enclosed proxy card or by voting in person at the Annual Meeting by written ballot.

Voting by Proxy

        To vote your shares by proxy, complete and return the enclosed proxy card to us before the Annual Meeting. We will vote your shares as you direct on your proxy card. You can specify on your card whether your shares should be voted for all, some or none of the nominees for director listed on the card, and whether to ratify the appointment of Ernst & Young LLP as our independent auditors. You can abstain from any voting on either or both proposals.

        If you sign and return the proxy card, but do not specify how to vote, then we will vote your shares in favor of our nominees for director and in favor of ratifying Ernst & Young LLP as our independent auditors.

        If any other matters are properly presented at the Annual Meeting for consideration, then the Company officers named on your proxy card will have discretion to vote for you on those matters. As of the date of this Proxy Statement, we know of no other matters to be presented at the Annual Meeting.

Voting at the Annual Meeting

        Written ballots will be available from the Company's Secretary at the Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record, then you must obtain a proxy, executed in your favor, from the holder of record in order for you to vote your shares at the Meeting. Voting by proxy will not limit your right to vote at the Annual Meeting if you decide to attend in person. However, if you do send in your proxy card, and also attend the Annual Meeting, then there is no need to vote again unless you wish to change your vote.

Revocation of Proxies

        You can revoke your proxy at any time before it is exercised at the Annual Meeting by doing any of the following: (1) you can deliver a valid proxy with a later date; (2) you can notify the Company's Secretary in writing at the address on the Notice of Annual Meeting that you have revoked your proxy; or (3) you can vote in person by written ballot at the Annual Meeting.

Determining the Number of Votes You Have

        Your proxy card indicates the number of shares of common stock that you own. Each share of common stock has one vote.

Required Vote -- Election of Directors

        Directors are elected by a plurality of the votes, which means the five nominees who receive the largest number of properly executed votes will be elected as directors. Each share of our common stock is entitled to one vote for each of five director nominees. Cumulative voting is not permitted. If you do not vote for a particular nominee, or if you indicate that you want to withhold authority to vote for a particular nominee on your proxy card, then your vote will not count for or against the nominee.

        If any director nominee decides that he does not want to stand for this election, the persons named as proxies in your proxy card will vote for substitute nominees. As of the date of this Proxy Statement, we are not aware of any nominee who does not intend to stand for election.

Required Vote -- Other Matters

        The affirmative vote of a majority of the shares present and entitled to vote is needed to ratify the appointment of Ernst & Young LLP as independent auditors and approve any other matters properly considered at the meeting.

Tabulation of Votes

        Under certain circumstances, brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned proxies to the brokers (so-called "broker non-votes"). In such cases, and in cases where the shareholder abstains from voting on a matter, those shares will be counted for the purpose of determining if a quorum is present but will not be included in the vote totals with respect to those matters. In addition, proxies which are marked to deny discretionary authority on other matters will not be counted in determining the number of votes cast with respect to those matters.

Cost of Proxy Solicitation

        The cost of soliciting proxies will be borne by the Company. It is expected that proxies will be solicited exclusively by mail; however, if it should appear to be desirable to do so, directors, officers and employees of the Company may communicate with stockholders, banks, brokerage houses and others by telephone or in person to request that proxies be furnished. The Company may also reimburse persons holding stock as nominees for reasonable expenses in sending proxy material to their principals.

Stockholder List

        A complete list of stockholders entitled to vote at the meeting will be open to the examination of any stockholder, for a purpose germane to the business transacted at the meeting, during ordinary business hours for ten days prior to Annual Meeting at the Company's offices at 17075 Newhope Street, Suite A, Fountain Valley, California 92708.

                        PROPOSAL 1: ELECTION OF DIRECTORS

        A total of five directors are to be elected at the Annual Meeting. Management has nominated Geoffrey D. Knapp, Walter W. Straub, David Frosh, Corley Phillips and Scott Broomfield for election as directors, each to hold office until the next Annual Meeting of Stockholders or until their successors have been duly elected and qualified. While the Company's Board of Directors has no reason to believe that any nominee will be unavailable to serve as a director of the Company, the proxies solicited hereby will be voted for such other persons as shall be designated by the Company's Board of Directors should any nominee become unavailable to serve. The five nominees receiving the highest number of votes at the Annual Meeting will be elected. Stockholders are not entitled to cumulate their votes in the election of directors.

        Information regarding the current directors and executive officers, and nominees for election as directors of the Company appears below. These statements are in each instance based on information furnished to the Company by the person concerned. Information regarding ownership of the Company's common stock by the directors and executive officers of the Company is set forth below under "Security Ownership of Directors, Management and Certain Beneficial Owners" contained in the succeeding table.

NOMINEES

------------------------------------------------------------------------------------------
NAME                            AGE                           POSITION WITH THE COMPANY
------------------------------------------------------------------------------------------
Geoffrey D. Knapp               43                            Chief Executive Officer
                                                              (CEO), Chairman of the
                                                              Board, and Secretary
------------------------------------------------------------------------------------------
Walter W. Straub                58                            Director
------------------------------------------------------------------------------------------
Corley Phillips                 47                            Director
------------------------------------------------------------------------------------------
David A. Frosh                  43                            Director
------------------------------------------------------------------------------------------
Scott Broomfield                44                            Director
------------------------------------------------------------------------------------------


        GEOFFREY D. KNAPP, founder of the Company, has been a Director and Chief Executive Officer of the Company since September 1983. Mr. Knapp received a bachelor's degree in marketing from the University of Oregon.

        WALTER W. STRAUB has been a Director of the Company since May 1989. From October 1983 to the present he has also served as the President, Chief Executive and Director or Rainbow Technologies, Inc., a public company engaged in the business of designing, developing, manufacturing and marketing of proprietary computer related security products. Mr. Straub received a bachelor's degree in electrical engineering and a master's degree in finance from Drexel University.

        CORLEY PHILLIPS joined the Company as Director in September 1996. Mr. Phillips is a General Partner with American River Ventures, an investor in early stage information technology companies. He has been an active seed-stage investor in Northern California and Northern Nevada since 1994, and has done much to expand the entrepreneurial activity in this region. From 1990 until its successful merger with State of the Art at the end of 1994, he served as President and CEO of Manzanita Software Systems, an accounting software company based in Roseville, CA. From 1984 to 1990, he was President and co-founder of Grafpoint, a communications software company based in San Jose, California, which merged with White Pine Software. He previously held various sales and marketing positions with Envision Technology and Hewlett-Packard. Mr. Phillips holds both a bachelor's degree and a master's degree in electrical engineering from Washington University in St. Louis, Missouri, as well as a master's degree in business administration from Santa Clara University in Santa Clara, California.

        DAVID A. FROSH has been a member of the board of directors since August 1991. He is presently the President of Sperry Van Ness, a commercial real estate brokerage firm. Mr. Frosh was employed by CAM Commerce as President from June 1996 to March 2001. From June 1990 to June 1996, Mr. Frosh was employed as sales executive for the national accounts division of Automatic Data Processing "ADP". ADP provides computerized transaction processing, data communications and information services. From June 1988 to June 1990, Mr. Frosh served as Director of Marketing for Optima Retail Systems, a privately held company, which manufactured and marketed inventory control systems for the retail apparel industry. Mr. Frosh received a bachelor's degree in marketing from Central Michigan University and a master's degree in business administration from Claremont Graduate School.

        SCOTT BROOMFIELD has been a member of the board of directors since March 1999. He has over 20 years experience, with 15 years direct experience with high technology firms and companies in distress. He is presently the CEO of VisualE, a start-up software company specializing in solutions that enable businesses to rapidly deploy business systems that can be modified quickly to meet constantly changing business requirements. From 1998 through 2001, Scott was the CEO of Centura Software Corporation, a $55 million software company, where he was recruited to improve shareholder values. He was successful in the repositioning Centura to wireless computing and accomplished a ten-fold capital return to its major investors, before eventually selling the business to Platinum Equity Holdings. From 1989 through 1997, he was a principal with Hickey & Hill, Inc. a business turn around management firm. In this capacity, as a principal, he held senior operational, financial and advisory positions with Trilogy Systems, Dazix, DEC, Etec, InVision and Samsung. Mr. Broomfield holds an MBA from Santa Clara University.

RECOMMENDATION

        The Board of Directors unanimously recommends that the Company's stockholders vote FOR the election of Messrs. Knapp, Straub, Phillips, Frosh and Broomfield to the Board of Directors.

EXECUTIVE OFFICERS

        In addition to Mr. Knapp, the Company has two other executive officers, Greg Freeze, Chief Operating Officer, and Paul Caceres Jr., Chief Financial Officer and Chief Accounting Officer.

        PAUL CACERES, age 41, has been the Chief Financial Officer and Chief Accounting Officer of the Company since September 1987. From 1982 to 1987, Mr. Caceres worked in Public Accounting and was employed by Arthur Young & Company, the predecessor to Ernst & Young LLP. Mr. Caceres is a Certified Public Accountant, licensed in the state of California. He received a bachelor's degree in Business Administration from the University of Southern California.

        GREG FREEZE, age 42, is the Chief Operating Officer of the Company since March 2001, hired in 1998 as Vice President of Software Support. Prior to joining the Company, Greg has held numerous positions in several software companies including Ultimate Southern California (1985-1988), Legal Management Systems (1988-1995), and DataWorks (1995-1998). Positions held included: programmer/analyst; senior programmer analyst; classroom training manager; telemarketing manager; account executive; marketing manager and vice president. Mr. Freeze holds a bachelor's degree in Business Administration and a MBA degree in International Business from California State University, Fullerton. He also holds the CPIM title awarded by the American Production and Inventory Control Society.

BOARD COMMITTEES AND MEETINGS

        During the Company's fiscal year ended September 30, 2001, the Board of Directors held four meetings. Each incumbent director attended 100% of the total number of meetings of the Board of Directors.

        The Company has a Compensation Committee, which consists of Geoffrey D. Knapp, Walter Straub, and Scott Broomfield. The Compensation Committee consults with the Board of Directors concerning compensation for the Company's executive officers. During fiscal 2001, the Compensation Committee held one meeting. The Company has an Audit Committee, which consists of Walter W. Straub, Corley Phillips and Scott Broomfield, each of whom is neither an officer nor employee of the Company. The Audit Committee makes recommendations to the Board of Directors concerning the engagement of independent auditors, reviews with the independent auditors the plans and results of the audit and reviews the adequacy of the Company's internal accounting controls. See Audit Committee Charter at Appendix A. The Audit Committee held four meetings during fiscal 2001. The Company has an Option Committee, which consists of Walter Straub, Corley Phillips, David Frosh and Scott Broomfield. The Option Committee administers the Company's 1993 Stock Option Plan and 2000 Stock Option Plan. There is no nominating committee of the Board of Directors; the Board of Directors meets as a whole to nominate individuals for election as directors.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. The Company's independent auditors are responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles.

        In this context, the Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). Also, the Audit Committee received from the independent auditors the written disclosures required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management. Additionally, the Audit Committee considered whether the independent auditors' provision of non-audit related tax work is compatible with the auditors' independence.

Audit Fees

        The aggregate fees billed to the Company for fiscal 2001 by Ernst & Young LLP were as follows:

        Audit Fees ................................................... $82,000*

        Financial Information System Design & Implementation Fees ....      $0

        All Other Fees................................................ $40,000**

        * Includes quarterly reviews and reviews of Securities and Exchange Act filings.

       ** Includes tax return preparation work, tax planning and consulting services.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the Company's Annual Report on SEC Form 10-K for the year ended September 30, 2001, for filing with the Securities and Exchange Commission.

    Submitted by the Audit Committee

                      Walter W. Straub
                      Corley Phillips
                      Scott Broomfield

        The foregoing report of the Audit Committee and the report of Compensation Committee set forth later in this Proxy Statement shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under either the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934 (together the "Acts"), except to the extent that the Company specifically incorporates such reports by reference; and further, such reports shall not otherwise be deemed filed under the Acts.

                   SECURITY OWNERSHIP OF DIRECTORS, MANAGEMENT
                          AND CERTAIN BENEFICIAL OWNERS

        The following table sets forth as of January 31, 2002, certain information available to the Company regarding ownership of the Company's common stock by (i) each person that the Company knows is the beneficial owner of more than 5% of the Company's outstanding common stock, (ii) each current director and executive officer of the Company and all nominees for director, and (iii) all directors and officers as a group.

----------------------------------------------------------------------------------------
                                                     SHARES BENEFICIALLY OWNED
----------------------------------------------------------------------------------------
                      NAME AND ADDRESS OF    AMOUNT & NATURE OF    PERCENTAGE OF CLASS
TITLE OF CLASS        BENEFICIAL OWNER(1)    BENEFICIAL OWNER(9)   (10)
----------------------------------------------------------------------------------------
Common Stock          Geoffrey D. Knapp               406,000(2)                   12%
----------------------------------------------------------------------------------------
Common Stock          Paul Caceres                     34,000(3)                    1%
----------------------------------------------------------------------------------------
Common Stock          Walter W. Straub                107,000(4)                    3%
----------------------------------------------------------------------------------------
Common Stock          David Frosh                      19,000(5)                     *
----------------------------------------------------------------------------------------
Common Stock          Corley Phillips                  49,000(6)                    1%
----------------------------------------------------------------------------------------
Common Stock          Scott Broomfield                 23,000(7)                     *
----------------------------------------------------------------------------------------
Common Stock          Greg Freeze                       8,000(8)                     *
----------------------------------------------------------------------------------------
Common Stock          All Directors and Officers
                      as a Group (of 7 persons)       646,000                      19%
----------------------------------------------------------------------------------------

An asterisk in the percent of class column indicates beneficial ownership of less than 1% based upon 3,063,290 shares of common stock outstanding.

(1) The address of each beneficial owner is in care of CAM Commerce Solutions, Inc., 17075 Newhope Street, Suite A, Fountain Valley, California 92708.

(2) Includes (i) an aggregate of 3,100 shares of Common Stock held in trust for three daughters of Mr. Geoffrey Knapp over which he has shared voting power; (ii) options to purchase an aggregate of 10,000 shares until the sooner of October 12, 2002, or twelve months after ceasing to serve as a director at a price of $2.34 per share; (iii) options to purchase an aggregate of 50,000 shares until the sooner of October 20, 2003 or twelve months after ceasing to serve as a director at a price of $1.93 per share;
     (iv) options to purchase an aggregate of 20,000 shares until the sooner of December 16, 2006 or twelve months after ceasing to serve as a director at a price of $3.75 per share; and (v) options to purchase an aggregate of 21,000 shares until the sooner of August 2, 2010 or twelve months after ceasing to serve as a director at a price of $5.91 per share.

(3) Includes options to purchase (i) an aggregate of 15,000 shares of Common Stock until January 3, 2004, at a price of $2.13 per share; (ii) options to purchase an aggregate of 10,000 shares until December 16, 2006, at a price of $3.75 per share; (iii) options to purchase an aggregate of 6,000 shares until August 2, 2010, at a price of $5.37 per share; and (iv) options to purchase an aggregate of 3,000 shares until April 26, 2011, at a price of $3.56 per share.

(4) Includes options to purchase (i) an aggregate of 7,500 shares until the sooner of October 19, 2003, or twelve months after ceasing to serve as a director at a price of $1.75 per share; (ii) an aggregate of 7,500 shares until the sooner of May 25, 2005, or twelve months after ceasing to serve as a director at a price of $2.38 per share; (iii) an aggregate of 7,500 shares until the sooner of May 9, 2006, or twelve months after ceasing to serve as a director at a price of $2.50 per share; (iv) an aggregate of 7,500 shares until the sooner of May 8, 2007, or twelve months after ceasing to serve as a director at a price of $3.38 per share; (v) an aggregate of 4,400 shares until the sooner of May 8, 2007, or twelve months after ceasing to serve as a director at a price of $3.38 per share; (vi) an aggregate of 10,000 shares until the sooner of May 7, 2008, or twelve months after ceasing to serve as a director at a price of $2.75 per share;
     (vii) an aggregate of 7,500 shares until the sooner of May 6, 2009, or twelve months after ceasing to serve at a director at a price of $5.38 per share; (viii) an aggregate of 7,500 shares until the sooner of August 2, 2010, or twelve months after ceasing to serve as a director at a price of $5.38 per share; and (ix) an aggregate of 7,500 shares until the sooner of April 5, 2011, or twelve months after ceasing to serve as a director, at a price of $3.56 per share.

(5) Includes options to purchase (i) an aggregate of 7,500 shares until the sooner of May 9, 2006, or twelve months after ceasing to serve as a director at a price of $5.50 per share; (ii) an aggregate of 4,400 shares until the sooner of May 8, 2007 or twelve months after ceasing to serve as a director, at a price of $3.38 per share; and (iii) an aggregate of 7,500 shares until the sooner of April 5, 2011, or twelve months after ceasing to serve as a director, at a price of $3.56 per share.

 (6) Includes options to purchase (i) an aggregate of 5,000 shares until the sooner of September 23, 2006, or twelve months after ceasing to serve as a director at a price of $2.50 per share; (ii) an aggregate of 7,500 shares until the sooner of May 8, 2007, or twelve months after ceasing to serve as a director at a price of $3.38 per share; (iii) an aggregate of 10,000 shares until the sooner of May 7, 2008, or twelve months after ceasing to serve as a director at a price of $2.75 per share; (iv) an aggregate of 7,500 shares until the sooner of May 6, 2009, or twelve months after ceasing to serve as a director at a price of $5.38 per share (v) an aggregate of 7,500 shares until the sooner of August 2, 2010, or twelve months after ceasing to serve as a director at a price of $5.38 per share; and (vi) an aggregate of 7,500 shares until the sooner of April 5, 2011, or twelve months after ceasing to serve as a director, at a price of $3.56 per share.

 (7) Includes options to purchase (i) an aggregate of 7,500 shares until the sooner of May 6, 2009, or twelve months after ceasing to serve at a director at a price of $5.38 per share; (ii) an aggregate of 360 shares until the sooner of April 22, 2009, or twelve months after ceasing to serve as a director at a price of $5.25 per share; (iii) an aggregate of 7,500 shares until the sooner of August 2, 2010, or twelve months after ceasing to serve at a director at a price of $5.38 per share; and (iv) an aggregate of 7,500 shares until the sooner of April 5, 2011, or twelve months after ceasing to serve as a director, at a price of $3.56 per share.

 (8) Includes options to purchase (i) an aggregate of 4,000 shares, until the sooner of January 6, 2009, at a price of $3.13 per share and (ii) an aggregate of 4,000 shares, until the sooner of April 26, 2011, at a price of $3.56 per share.

 (9) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable, or will become exercisable within 60 days from the date hereof, are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(10) The percentage of ownership of the class of voting securities in the above table has been calculated by dividing (i) the aggregate number of shares of such class actually owned plus all shares of such class which may be deemed to be "beneficially owned," by (ii) the number of shares of such class actually outstanding plus the number of shares of such class such "beneficial owner" may be deemed to "beneficially own" assuming no other acquisitions of shares of such class through the exercise of any option, warrant or right by any other person.


COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who beneficially own more than ten percent of the Company's common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission "SEC". Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on the reports received by the Company and on written representations from reporting persons, the Company believes that all officers, directors, and greater than ten percent beneficial owners complied with all applicable filing requirements during the fiscal year ended September 30, 2001.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS


COMPENSATION OF DIRECTORS

        During the 2001 fiscal year, the non-employee directors were each granted options under the Company's 2000 Stock Option Plan to purchase 7,500 shares of common stock at an exercise price of $3.56 per share. The non-employee directors are Walter Straub, Corley Phillips, David Frosh and Scott Broomfield. These directors were also reimbursed for their expenses in attending meetings of the Board of Directors.

COMPENSATION OF OFFICERS

        The following table sets forth information concerning compensation paid by the Company for services rendered to the Company during fiscal year ended September 30, 2001, and the prior two fiscal years, to the Company's Chief Executive Officer and the Company's four other most highly compensated executive officer whose total compensation exceeded $100,000 in fiscal 2001 (each a "Named Executive Officer"):

------------------------------------------------------------------------------------------------
                                  SUMMARY COMPENSATION TABLE
------------------------------------------------------------------------------------------------
                    ANNUAL COMPENSATION                       LONG-TERM
                                                              COMPENSATION
------------------------------------------------------------------------------------------------
                                                              AWARDS
------------------------------------------------------------------------------------------------
                                                              SECURITIES
NAME AND                                                      UNDERLYING
PRINCIPAL         FISCAL                       OTHER ANNUAL   OPTIONS/         ALL OTHER
POSITION          YEAR    SALARY    BONUS(1)   COMPENSATION   SARS (#)         COMPENSATION(2)
------------------------------------------------------------------------------------------------
Geoffrey Knapp    2001    $266,000   $     --            --               0            $2,000
Chairman of the   2000    $242,000   $     --            --          75,000            $8,000
Board and CEO     1999    $223,000   $140,000            --               0            $9,000
------------------------------------------------------------------------------------------------
Paul Caceres      2001    $141,000   $     --            --          15,000            $5,000
CFO and CAO       2000    $141,000   $     --            --          15,000            $4,000
                  1999    $137,000   $ 62,000            --               0            $5,000
------------------------------------------------------------------------------------------------

(1) Bonuses paid to the Named Executive Officers are pursuant to annual incentive compensation programs established each year for selected employees of the Company, including the Company's executive officers. Under this program, performance goals, relating to such matters as sales growth, gross profit margin and net income as a percentage of sales and individual efforts were established each year. Incentive compensation, in the form of cash bonuses, was awarded based on the extent to which the Company and the individual achieved or exceeded the performance goals.

(2) All other compensation consists of forgiveness of interest and principal on employee notes payable to the Company that was declared compensation during the year.

STOCK OPTIONS GRANTED AND EXERCISED DURING 2001

        The following table sets forth information with respect to the stock option grants made during the 2001 fiscal year under the Company's 1993 Non-statutory Stock Option Plan to the Named Executive Officers.

--------------------------------------------------------------------------------------
               OPTION GRANTS IN FISCAL YEAR 2001 -- INDIVIDUAL GRANTS
--------------------------------------------------------------------------------------
                  NUMBER OF                                       POTENTIAL
                  SHARES       % OF TOTAL                         REALIZABLE VALUE
                  UNDERLYING   OPTIONS     EXERCISE               AT ASSUMED ANNUAL
                  OPTIONS      GRANTED TO  OR BASE                RATES OF STOCK
                  GRANTED      EMPLOYEES   PRICE(2)   EXPIRATION  PRICE APPRECIATION
NAME              NUMBER(1)    IN 2001     ($/SHARE)  DATE        FOR OPTION TERM (3)
--------------------------------------------------------------------------------------
                                                                    5% ($)    10% ($)
--------------------------------------------------------------------------------------
Geoffrey Knapp             --          --         --          --        --         --
--------------------------------------------------------------------------------------
Greg Freeze            15,000          5%      $3.56     4/26/11   $34,000    $85,000
--------------------------------------------------------------------------------------
Paul Caceres           15,000          5%      $3.56     4/26/11   $34,000    $85,000
--------------------------------------------------------------------------------------

(1)  Options granted in fiscal 2001 vest over a four-year period.

(2)  The exercise price was equal to the market price on the date of grant.

(3) Potential realizable value is calculated based on the assumptions that the stock price on the date of grant will appreciate at the annual rate shown, compounded annually for the entire term of the option, and that the option will be exercised and sold on the last day of its term for the appreciated price. The annual growth rates used are set by SEC regulations and do not reflect the Company's estimate of future appreciation in its stock price.

        The following table sets forth certain information concerning options exercised by the Named Executive Officers during the fiscal year covered by this report, and outstanding options at the end of such year held by the Named Executive Officers.

------------------------------------------------------------------------------------------------
                 AGGREGATE OPTION EXERCISES AND FISCAL YEAR END OPTION VALUES
------------------------------------------------------------------------------------------------
               SHARES                                                 VALUE OF UNEXERCISED
               ACQUIRED     VALUE(1)      NUMBERS OF UNEXERCISED      IN-THE-MONEY OPTIONS AT
NAME           ON EXERCISE  REALIZED      OPTIONS AT SEPT. 30, 2001   SEPT.30, 2001(2)
------------------------------------------------------------------------------------------------
                                           EXERCISABLE  UNEXERCISABLE EXERCISABLE  UNEXERCISABLE
------------------------------------------------------------------------------------------------
Geoff Knapp             --            --        95,000        35,000      $76,000           $--
------------------------------------------------------------------------------------------------
Greg Freeze             --            --         2,000        13,000          $--           $--
------------------------------------------------------------------------------------------------
Paul Caceres            --            --        31,000        24,000      $17,000           $--
------------------------------------------------------------------------------------------------

(1) Represents the market price of the underlying securities at the exercise date minus the exercise price of the options.

(2) Represents the differences between the exercise price of the options and $3.26, the closing price of the Company's common stock on September 30, 2001.

                        REPORT OF COMPENSATION COMMITTEE



TO:  THE BOARD OF DIRECTORS

As members of the Compensation Committee, it is our duty to review and recommend the compensation levels for members of the Company's management, evaluate the performance of management and administer the Company's various incentive plans. This Committee has reviewed in detail the Compensation of the Company's three executive officers. In the opinion of the Committee, the compensation of the three executive officers of the Company is reasonable in view of its performance and the respective contributions of such officers to the Company's performance.

In determining the management compensation, this Committee compares the compensation paid to management to the level and structure of compensation paid to management of competing companies. Additionally, the Committee considers the sales and earnings performance of the Company compared to competing and similarly situated companies. The Committee also takes into account such relevant external factors as general economic conditions, geographic market of work place, stock price performance and stock market prices.

Management compensation is comprised of 60% to 70% of fixed salary, and 30% to 40% variable compensation based on performance factors. Stock options are granted at the discretion of the Board of Directors, and there is no set minimum or maximum amount of options that can be issued. Performance factors that determine management compensation are sales, net income of the Company, and individual performance.

The committee examines compilations of executive compensation such as various industry compensation surveys for middle market companies. In 2001, the compensation for the Chief Executive Officer and the other executive officers was comparable to other Chief Executive Officers and executive offices of middle market companies in related industries.

Mr. Knapp, a member of the Committee, is also an executive officer of the Company. However, Mr. Knapp abstained from any considerations with respect to any decision directly affecting his compensation.



        COMPENSATION COMMITTEE

        WALTER STRAUB, SCOTT BROOMFIELD, AND GEOFFREY D. KNAPP
        DECEMBER 1, 2001

STOCK PRICE PERFORMANCE GRAPH

        The following graph shows a comparison of cumulative total returns for the Company, the Nasdaq Composite Stock Market Index and the Nasdaq Computer and Data Processing Services Index, during the period commencing on September 30, 1996 and ending on September 30 2001. The comparison assumes $100 was invested on September 30, 1996 in each of the Common stock, the Nasdaq Stock Market Composite Index, and the Nasdaq Computer and Data Processing Services Stock Index and assumes the reinvestment of all dividends, if any.

                          STOCK INDEX FOR FISCAL 2001


---------------------------------------------------------------------------------------
                           9/30/1996 9/30/1997 9/30/1998 9/30/1999 9/30/2000 9/30/2001
---------------------------------------------------------------------------------------
NASDAQ STOCK MARKET           100    137.2749   139.4415  227.8237  302.4652  123.6346
---------------------------------------------------------------------------------------
NASDAQ COMPUTER               100    135.3611   175.4737  297.8926  373.7403  134.1063
---------------------------------------------------------------------------------------
CAM COMMERCE                  100    62.16216   74.33514  224.3243  108.1081  70.48649
---------------------------------------------------------------------------------------

This stock price data is prepared from data generated under the assumption of dividend reinvestment.

THE STOCK PRICE PERFORMANCE GRAPH IS PURELY HISTORICAL INFORMATION AND SHOULD NOT BE RELIED UPON AS INDICATIVE OF FUTURE PRICE PERFORMANCE.

CERTAIN TRANSACTIONS AND COMPENSATION ARRANGEMENTS.

The Company leases a building from Geoffrey Knapp, an officer of the Company. The Company paid $144,000 in lease payments to the officer during the fiscal year ended September 30, 2001.

Geoffrey Knapp and Paul Caceres, officers of the Company, are employed under one-year agreements, which are renewable annually at the option of the Company's Board of Directors. During the fiscal year ended September 30, 2001, the Company paid Mr. Knapp $268,000 and Mr. Caceres $146,000 in total compensation for service rendered to the Company.

                PROPOSAL 2: CONFIRMATION OF INDEPENDENT AUDITORS

        It is proposed that the stockholders ratify the appointment by the Board of Directors of Ernst & Young LLP as independent auditors for the Company for the 2002 fiscal year. Ernst & Young LLP has been the independent auditors of the Company for many years. Representatives of Ernst & Young LLP are not expected to be present at the Annual Meeting.

RECOMMENDATION

        The Board of Directors unanimously recommends that the Company's stockholders vote FOR ratification of Ernst & Young LLP as independent auditors for the 2002 fiscal year.


                                 OTHER BUSINESS

        The Board of Directors knows of no matters other than those described herein, which are to be brought before the Annual Meeting. If any other proper matters are brought before the Annual Meeting, the persons named in the enclosed proxy will vote in accordance with their judgment on such matters.


                                 ANNUAL REPORTS

        The Company's 2001 Annual Report to Stockholders, which includes audited financial statements for the Company's fiscal year ended September 30, 2001, will accompany this proxy statement being mailed to stockholders of record on February 8, 2002. A copy of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2001, and any amendments thereto, is available without charge to any stockholder of the Company upon written request to CAM Commerce Solutions, Inc., 17075 Newhope Street, Suite A, Fountain Valley, California 92708, Attention: Finance Department.


                      SUBMISSION OF STOCKHOLDERS PROPOSALS

        Stockholders of the Corporation wishing to include proposals to be put before the stockholders at the Annual Meeting of Stockholders of the Company to be held in 2003, must submit the same in writing so as to be received at the executive offices of the Company on or before November 13, 2002. Such proposals must also meet the other requirements of the rules of Securities and Exchange Commission relating to stockholders' proposals. Proposals should be addressed to the Chief Financial Officer of the Company.



BY ORDER OF THE BOARD OF DIRECTORS:



Geoffrey D. Knapp
Secretary

Dated:  February 8, 2002 at Fountain Valley, California

                                   APPENDIX A

                          CAM COMMERCE SOLUTIONS, INC.

                             AUDIT COMMITTEE CHARTER



ORGANIZATION

        This charter governs the operations of the audit committee. The committee shall review and reassess the charter at least annually and obtain the approval of the board of directors. The committee shall be appointed by the board of directors and shall comprise at least three directors, each of whom are independent of the management and the Company. Members of the committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company. All committee members shall be financially literate, [or shall become financially literate within a reasonable period of time after appointment to the committee,] and at least one member shall have accounting or related financial management expertise.

STATEMENT OF POLICY

        The audit committee shall provide assistance to the board of directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the annual independent audit of the Company's financial statements, and the legal compliance and ethics programs as established by management and the board. In so doing, it is the responsibility of the committee to maintain free and open communication between the committee, independent auditors, and management of the Company. In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain counsel, or other experts for this purpose.

RESPONSIBILITIES AND POLICY

        The primary responsibility of the audit committee is to oversee the Company's financial reporting process on behalf of the board and report the results of their activities to the board. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business practices, and ethical behavior.

        The following shall be the principal recurring process of the audit committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the committee may supplement them as appropriate.

- The committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the board and the audit committee, as representatives of the Company's shareholders. The committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, recommend the replacement of the independent auditors. The committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board. Annually, the committee shall review and recommend to the board the selection of the Company's independent auditors, subject to shareholder's approval.

- The committee shall discuss with the independent auditors the overall scope and plans of their respective audits including the adequacy of staffing and compensation. Also, the committee shall discuss with management, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk, and legal and ethical compliance programs. Further, the committee shall meet separately with the independent auditors, with and without management present, to discuss the results of their examinations.

- The committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company's Quarterly Report on Form 10-Q. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted accounting standards. The chair of the committee may represent the entire committee for the purposes of this review.

- The committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filling of Form 10-K), including their judgement about quality, not just acceptability, of accounting principles, the reasonableness of significant judgements, and the clarity of disclosures in the financial statements. Also, the committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

        The duties and responsibilities of a member of the audit committee are in addition to those duties set out for a member of the board of directors.

                          CAM COMMERCE SOLUTIONS, INC.
                 ANNUAL MEETING OF SHAREHOLDERS - APRIL 11, 2002
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



        The undersigned shareholder of CAM Commerce Solutions, Inc. (the "Company") hereby appoints Geoffrey D. Knapp, the Secretary of the Company, Paul Caceres Jr., the Chief Financial Officer of the Company, each of them, proxies and attorney-in-fact, with full power of substitution, on behalf and in the name of the undersigned to represent the undersigned to attend and to act for and on behalf of the undersigned at the Annual Meeting of Shareholders of the Company to be held on April 11, 2002 at 2:00 P.M., Pacific Standard Time, and at any adjournments thereof, and to vote all shares of common stocks that the undersigned would be entitled to vote to the same extent and with same power as if the undersigned were personally present at said meeting or such adjournment or adjournments thereof and, without limiting the generality of the power hereby conferred, the nominees named above are specifically directed to vote as indicated on the reverse side hereof.



                                SEE REVERSE SIDE

      PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF SHAREHOLDERS
                          CAM COMMERCE SOLUTIONS, INC.
                                 APRIL 11, 2002

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES"
                           IN ITEM 1 AND "FOR" ITEM 2

1.  ELECTION OF DIRECTORS    FOR ALL NOMINEES_____WITHHOLD_____

Nominees:
Geoffrey D. Knapp
Walter Straub
David Frosh
Corley Phillips
Scott Broomfield

Withhold for the following only: (Write the name of the nominee(s) in the space below):

--------------------------------------------------------------------------------

2. PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY

FOR_____       AGAINST_____  ABSTAIN_____


THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR AND FOR THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS.

This proxy confers discretionary authority to the proxies to vote as they deem advisable on such other matters as may properly come before the meeting and any adjournments thereof.

IMPORTANT: Please SIGN, DATE AND RETURN this proxy as soon as possible to American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038, Attn: Proxy Dept.


SIGNATURE_________________________________        DATE_________________


SIGNATURE_________________________________        DATE_________________
         Signature if Held Jointly

Note: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

                                                                      APPENDIX B



                                             Geoffrey D. Knapp
                                                   Founder and         [PICTURE]
                                       Chief Executive Officer

Letter to Shareholders
--------------------------------------------------------------------------------


Dear valued Shareholder,

During the past year we continued to make progress on the detailed strategic plan we have been implementing for the past couple of years. By fiscal 4th quarter, ended September 30th, we had achieved profitability for the first time in the past two years and we saw 25% sales growth year over year in the 4th quarter. We also closed the year with nearly $9.5 million in cash ($3.15 per share) and no debt. Achieving the level of success we expect is taking longer than we would have hoped in many areas but I can honestly say that we are making positive progress in all the key areas of our business.

Sales and Marketing Changes

Last year we determined that our sales and marketing departments were in need of some positive changes after carefully reviewing our results along with current processes and their effectiveness. As a result we built an inside sales force of 10 sales professionals that did not exist last year. This inside sales group was created to handle the initial contact with the many thousands of prospective customers that contact us each year along with making outbound calls into our database of over 50,000 past prospective customers whose status was uncertain. The result has been dramatically better customer service on initial contacts with potential customers and the generation of thousands of qualified sales leads from our historical database. The inside sales force has not only made us more efficient and effective in creating and initially handling new sales opportunities, but they have allowed the outside sales force more time to focus on qualified sales prospects. The inside sales group has also allowed us to take on focused marketing projects within our own customer base. The group really wasn't fully on-line until this past summer. I am very pleased with their progress and the results. I believe we are just beginning to see the longer term benefits of this key change to our sales and marketing strategy.

At the beginning of the year we created and staffed a new Vice President of Marketing position in order to enhance the company's marketing effectiveness. The results have been very positive. The changes to our marketing programs along with the inside sales group have resulted in record numbers of sales leads and opportunities being passed to our outside sales force.

During the year we completed the implementation and roll out to our entire sales organization a sales management and customer relationship system that allows for significantly enhanced distribution and tracking of prospective customer and customer information. This new software allows our entire sales force to share the same database and to communicate electronically on a daily basis. This new software, which took a major effort over 18 months to deploy within our company, gives CAM significant operational advantages over other companies in our market place. The sales force, along with the rest of the company has instant access to important information about customers and prospective customers that they either did not have before or was not timely. Furthermore, our management team now has a much better ability to analyze the effectiveness of our sales and marketing efforts.

Lots of Significant Product Releases

Our i.STAR product, which is our unique integrated web storefront software, came of age with the release of version 2 and later version 3 during the year. This product is truly unique, offering our customers the ability to seamlessly extend their presence to the Internet with a fully integrated web storefront. We hope that over time we will be able to educate the market as to why i.STAR is a product that is not only unbelievably affordable for what it is, but is something that to the best of my knowledge nobody else is offering in the seamless, integrated fashion that we are. It has been a slow process so far. We did pick up some recognizable customers during the year for the product such as the Cincinnati Bengals of the NFL, The University of Nebraska Cornhuskers and the Casio Service Center. To see several of our i.STAR customers sites you can find links to them on our web site at www.camcommerce.com Go to "Products" and the "i.STAR" section. You will also find a link to a 7-minute i.STAR web video that we created to help prospective customers understand the product and what it is capable of. I recommend viewing it if you want to understand what our i.STAR offering really is.

We had major new releases of our Retail STAR, Retail ICE and CAM-32 products as well as new releases for MicroBiz and Profit$. We worked on improving the performance of our products as well as adding new features. I am happy to say that all of our products are the most reliable and feature rich that they have ever been. Our market analysis shows that we are in the most enviable position we have ever been, in relation to our competition.

For Retail STAR and Retail ICE we released a complete accounting software suite that is fully integrated with the back office management and point of sale system. This

Letter to Shareholders cont.
--------------------------------------------------------------------------------


software is something that has been in the works for a few years now. It is a very significant offering and something that none of our primary competition offers. When you consider that proper accounting controls are at the core of most long-term successful businesses, we now have something very unique to offer our customers that most of them need. The level of integration is the key to this product.

New Credit Card Processing Software & Service

Perhaps the most significant new product we released this past year was our new integrated credit card processing software and service called X-Charge. X-Charge allows our customers to process credit card transactions in an integrated fashion with their point of sale or back office order entry systems. It also allows for integrated check authorization. X-Charge has been integrated with all of our system offerings and has even been offered with a competitor's product. We really didn't begin to implement the program until early in the year. We have already signed up over 500 retailers on the software and are realizing over $500,000 per year in annual processing fees revenue. This number continues to grow each month as we sign up new customers. This division is already profitable and should slowly become a significant contributor to bottom line profits.

CPA Partner Program

Towards the end of the year we launched a new program to partner with CPA firms around the country to allow these firms to provide services to our customers and to allow the CPA firms to provide training and referrals on our products. As of this writing we had signed up high profile firms in Indiana, Oklahoma and Utah. We have also signed up smaller firms in several other areas. The CPA firms wishing to become fully involved with our products pay an annual fee for which we provide training and customer referrals. The initial reaction to the plan has been highly favorable. We are just beginning to launch our marketing programs after initial test marketing, and are beginning to receive quality sales leads. We expect a 12 to 24 month roll out with the goal of having a key CPA partner in every major U.S. city and lots of the smaller ones as well. Our CPA partners will give us a greater local presence throughout the U.S. as well as greatly expanding our capacity to install new systems and train customers anywhere in the U.S. It will also reduce the cost of installation to the customer by eliminating travel expenses in many cases. Finally, we expect the CPA partner program to generate a meaningful number of new sales opportunities for systems along with our credit card processing software and service.

EBay Alliance

Last December we signed a deal with eBay to provide a complete auction management system that was fully integrated with our customer's back office and point of sale systems. The agreement called for us to develop and deliver software that would allow a retailer to place, track, manage and fulfill eBay auctions from their CAM system in an integrated fashion. This software development effort is based on a new set of programming instructions called "API's" which eBay released for the first time earlier this year. We ran into some initial delays in the development of the software due to uncertainties surrounding the launch of the API's but I am pleased to report that we are close to finishing the first version of our new product called "Auction Star" (pending the trademark process). This product will open up new revenue and profit opportunity based on the successful completion of auctions placed by our customers. The business model for Auction Star we have in place now is actually significantly better than the one we envisioned in late 2000. However, this is a product and service that will take time to roll out. There is an education component with our customers. I don't expect the Auction Star product along with the eBay alliance to contribute to profits in the coming year, but it could offer significant upside in subsequent years.

MicroBiz Acquisition Finally Working

The MicroBiz acquisition, which we completed approximately 18 months ago, did not work out the way we hoped it would. For the full fiscal year MicroBiz was a big contributor to our losses. The short story is that we made some inaccurate assumptions going into the acquisition, caught the company at the start of a market downturn and failed to execute with the original structure of the company. As a result, we made major changes this past year at MicroBiz. The easiest way to sum up those changes is that MicroBiz is now a CAM product line rather than a separate company. This resulted in structural and strategic changes in relation to MicroBiz. We have added recurring service revenue that did not exist at the beginning of the year along with doing a better job at matching resources to expected revenues. MicroBiz should make a positive contribution to CAM's results in 2002.

Impact of Economic Conditions

There is no question that declining economic conditions have hurt the small retailer and thus limited some of our opportunities in the short term. However, CAM is in a very strong position financially in relation to our competitors and in fact we have seen a number of competitors either go out of business or substantially pull back their marketing efforts and thus their presence in the market place. Many of them have contacted us about selling out or about some kind of

LETTER TO SHAREHOLDERS CONT.
--------------------------------------------------------------------------------


survival partnership. In the mean time we continue to expand our marketing and sales efforts, invest in new products and create new market opportunities.

While it is impossible to know for sure, it is my expectation that we will see a few tough months followed by a general pick up in the market. We have improved our operational efficiencies and continue to increase our recurring revenues. Furthermore we wrote off a large chunk of our soft assets this past year, such as the goodwill on our balance sheet associated with the MicroBiz acquisition. The net result is that we are in a much better position going into 2002 than last year in terms of our profit opportunities.

Focus in 2002

We are focused on building recurring revenue streams. These include service revenue related to our thousands of system customers, X-Charge processing services, eBay, i.STAR, etc.

We are concentrating on growing the customer base as quickly as we can. We have found some new ways to increase the number of retailers and small businesses adopting our Retail ICE product. This is our single user, single location retailing system we offer for a nominal shipping and handling fee. We are also planning some new marketing strategies focused on greatly increasing our brand awareness within our target markets.

We are committed to customer satisfaction in every area of our business from software development to accounting. We have internal initiatives in most areas of our company focused on obtaining the highest possible level of customer satisfaction.

We are emphasizing product knowledge and selling skills within our sales force. We believe our products are both unique and second to none. The breadth of our product offering to our target market is something we feel that no company can currently match, nor do we see this changing in the foreseeable future. Furthermore, we have the greatest number of sales leads the company has ever seen. It is now up to our outside sales force to take advantage of this enviable combination, thus the focus on product knowledge and selling skills.

We are targeting market opportunities that offer us "leverage", in that they give us the ability to reach a much greater audience than we could do on our own for our products and services. The CPA partnership program and the eBay alliance are both examples of this strategy.

Finally, we are dedicated to improving our own corporate culture, by retaining and hiring those individuals who possess not only high skill levels for their profession but also bring enthusiasm and a positive outlook to our company. We are working behind the scenes in many specific ways to make our company as customer and employee friendly as possible. It is a never ending pursuit but one we think is as important as any other to the long term success of the company.

Summary

After more than 18 years since founding CAM, I would love to be able to report that we are farther along than we are in building our company. We have not yet realized on a consistent basis the type of sales and earnings growth that both we and our investors want. I could tell you what a difficult business we are in, but aren't they all? What I can tell you is that we are better as a company today than we have ever been in almost every way. I have seen dramatic improve-ments this past year in our company even though they might not yet be evident by reading the financial statements. I think the key to us finally achieving a consistent level of financial success is the recurring revenue streams we are building. If you use the razor and the razor blade analogy, our system offerings are the razor and the add-on revenue streams like service, eBay, X-Charge, i.STAR, etc. are the razor blades. Right now we are not moving enough razor blades to cover the razors but we can see that changing based on the strategic initiatives we have in place along with their progress to date.

Personally, I am as committed and enthusiastic as I have ever been about our company and our longer-term prospects. I am optimistic that we will make significant progress towards our goals in the coming year. I want to sincerely thank those of you that have provided encouragement and been understanding with the time it is taking for us to turn our strategic plans and vision into a meaningful return on investment for our shareholders. I can assure you that your management team is working very hard to make CAM the most successful company it can be.

Best Regards,

Geoff Knapp
Chairman & CEO
CAM Commerce Solutions, Inc.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (ALL FIGURES IN THOUSANDS)
--------------------------------------------------------------------------------


Results of Operations

Fiscal 2001 Compared with Fiscal 2000

Net revenues for the year ended September 30, 2001 decreased 3% to $20.8 million, consisting of an 8% decrease in system revenues, and a 19% increase in service revenues compared to the year ended September 30, 2000. The decrease in system revenues was due to lower sales of new systems to the vertical market of Profits and CAM products in comparison to the higher amount of system upgrades sold in fiscal 2000. This decrease was slightly offset by an increase in sales of the Company's Retail Star product, supplies, and MicroBiz software. The increase in service revenues was related to the acquisition of the MicroBiz and WorkPro customer bases.

Gross margin on system revenues for the fiscal year ended September 30, 2001 was 49% compared to 44% for the same period of 2000. The increase in gross margin for system revenues was due to the lower costs of computer equipment in addition to a higher percentage of software sales and X-Charge credit card processing fees. Software sales and credit card processing fees yield a higher gross margin overall than other peripheral equipment and hardware sales. Gross margin on service revenue for the year ended September 30, 2001 was 48% as compared to gross margin of 45% for the year ended September 30, 2000. The increase in gross margin for service revenue is related to the acquisition of the WorkPro customer base, which yielded higher margins due to lower costs to support this product.

Selling, general and administrative expenses plus asset impairment charge expressed as a percentage of net revenues increased to 61% for the year ended September 30, 2001 as compared to 43% for the same period of 2000. Selling, general and administrative expenses plus asset impairment charge for the year ended September 30, 2001 totaled $12,562 as compared to $9,149 for the year ended September 30, 2000. The increase was related to the one-time charge for the write down of certain intangible assets and the increases in payroll expense, travel expenses, trade show expense, insurance expense, and telephone expense.

Research and development expense for the year ended September 30, 2001 totaled $1,948 compared to $1,744 for the year ended September 30, 2000. The increase was attributed to an increase in research and development expense related to Retail Star and the development of new products.

Income taxes, the estimated tax benefit rate for the year ended September 30, 2001 was 4% as compared to the effective tax benefit rate of 34% for the year ended September 30, 2000. The decrease in the effective tax benefit rate is primarily due to an increase in the valuation allowance and nondeductible goodwill amortization.

Results of Operations

Fiscal 2000 Compared with Fiscal 1999

Net revenues for the year ended September 30, 2000 decreased 23% to $21,311, consisting of a 28% decrease in system revenues, and a 1% decrease in service revenues compared to the year ended September 30, 1999. The decrease in system revenues was due to a relatively soft demand for the Company's products in comparison to the large amount of computer hardware upgrades that were sold in fiscal 1999 to prepare for the "Year 2000". This decrease was partially offset by an increase in sales of the Company's Retail Star product. Service revenues decreased due to a small portion of the Company's customer base canceling service after the "Year 2000" and the closure of one of the Company's hardware service divisions.

Gross margin on system revenues for the fiscal year ended September 30, 2000 was consistent at 44% with the fiscal year ended September 30, 1999. Gross margin for service revenue for the year ended September 30, 2000 was 45% as compared to gross margin of 47% for the year ended September 30, 1999. The decrease in gross margin for service revenue is related to the increase in labor costs due to the expansion of the Retail Star technical support department to support the increased customer base of Retail Star.

Selling, general and administrative expenses expressed as a percentage of net revenues increased to 43% for the year ended September 30, 2000 as compared to 33% for the year ended September 30, 1999. Selling, general and administrative expenses for the year ended September 30, 2000 totaled $9,149 as compared to $9,086 for the year ended September 30, 1999. The increase was related to increases in marketing expense, travel expenses in conjunction with increased trade show expense and payroll expense.

Research and development expense increased 62% to $1,744 for the year ended September 30, 2000, from $1,075 for the same period in 1999. The increase was attributed to an increase in research and development expenses related to Re-tail Star and the development of new products, including the hiring of additional programmers related to the acquisition of the Cubig accounting software product.

Income Taxes, the estimated tax benefit rate for the year ended September 30, 2000 was 34% as compared to the effective tax rate of 35% for the year ended September 30, 1999.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (ALL FIGURES IN THOUSANDS)
--------------------------------------------------------------------------------


Liquidity and Capital Resources

The Company's cash and cash equivalents totaled $9,451 on September 30, 2001 compared to $10,444 on September 30, 2000. The Company generated cash of $249 from operations in fiscal September 30, 2001 compared to using cash of $483 in fiscal 2000. The Company expended $678 of cash in fiscal 2001 compared to cash expenditures of $729 in fiscal 2000 for the purchase of fixed assets and capitalized software. The Company spent $600 for the acquisition of WorkPro and received $36 in proceeds from the exercise of stock options in fiscal 2001.

The Company has no significant commitments for expenditures. Management believes the Company's existing working capital, coupled with funds generated from the Company's operations will be sufficient to fund its presently anticipated working capital requirements for the foreseeable future.

Inflation has had no significant impact on the Company's operations.

CONSOLIDATED BALANCE SHEETS (IN THOUSANDS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------

                                                                                   SEPTEMBER 30,
                                                                               ----------------------
                                                                                 2001          2000
                                                                               ----------------------
ASSETS

Current assets:
    Cash and cash equivalents                                                  $  9,451      $ 10,444
    Accounts receivable, net of an allowance for doubtful accounts of
        $250 in 2001 and $310 in 2000                                             2,262         1,782
    Inventories                                                                     465           696
    Other current assets                                                            500           893
                                                                               ----------------------
       Total current assets                                                      12,678        13,815
Property and equipment, net                                                         763           922
Intangible assets, net                                                            1,323         3,262
Other assets                                                                        408           297
                                                                               ----------------------
Total assets                                                                   $ 15,172      $ 18,296
                                                                               ======================

LIABILITIES & STOCKHOLDERS' EQUITY

Current liabilities:
    Accounts payable                                                           $    733      $    644
    Accrued compensation and related expenses                                       522           477
    Customer deposits and deferred service revenue                                1,084           854
    Other accrued liabilities                                                       255           373
                                                                               ----------------------
       Total current liabilities                                                  2,594         2,348

Deferred income taxes                                                               376            91

Commitments and contingencies (note 4)
Stockholders' equity:
     Common stock, $.001 par value, 12,000 shares authorized, 3,023 shares
       issued and outstanding in 2001 and 3,012 shares in 2000                        3             3
     Paid-in capital in excess of par value                                      13,628        13,592
     Notes receivable for purchase of common stock                                   --            (7)
     Retained earnings (deficit)                                                 (1,429)        2,269
                                                                               ----------------------
       Total stockholders' equity                                                12,202        15,857
                                                                               ----------------------
Total liabilities and stockholders' equity                                     $ 15,172      $ 18,296
                                                                               ======================

See accompanying notes.

STATEMENT OF CONSOLIDATED OPERATIONS (IN THOUSANDS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------


                                                                      YEARS ENDED SEPTEMBER 30,
                                                                 ------------------------------------
                                                                   2001          2000          1999
                                                                 ------------------------------------
Revenues
    Net system revenues                                          $ 15,293      $ 16,706      $ 23,078
    Net service revenues                                            5,464         4,605         4,669
                                                                 ------------------------------------
       Total net revenues                                          20,757        21,311        27,747
                                                                 ------------------------------------

Costs and Expenses
    Cost of system revenues                                         7,754         9,425        12,967
    Cost of service revenues                                        2,845         2,528         2,455
                                                                 ------------------------------------
       Total cost of revenues                                      10,599        11,953        15,422
    Selling, general and administrative expenses                   10,663         9,149         9,086
    Research and development expenses                               1,948         1,744         1,075
    Asset impairment charge                                         1,899            --            --
    Interest income                                                  (493)         (400)         (126)
                                                                 ------------------------------------
       Total costs and expenses                                    24,616        22,446        25,457
                                                                 ------------------------------------
Income (loss) before taxes                                         (3,859)       (1,135)        2,290
Provision (benefit) for income taxes                                 (161)         (389)          810
                                                                 ------------------------------------
Net income (loss)                                                $ (3,698)     $   (746)     $  1,480
                                                                 ====================================
Basic net income (loss) per share                                $  (1.22)     $   (.28)     $    .69
                                                                 ====================================
Diluted net income (loss) per share                              $  (1.22)     $   (.28)     $    .59
                                                                 ====================================
Shares used in computing basic net income (loss) per share          3,020         2,644         2,157
                                                                 ====================================
Shares used in computing diluted net income (loss) per share        3,020         2,644         2,519
                                                                 ====================================


See accompanying notes.

STATEMENTS OF CONSOLIDATED CASH FLOWS (IN THOUSANDS)
--------------------------------------------------------------------------------


                                                                                YEARS ENDED SEPTEMBER 30,
                                                                           ------------------------------------
                                                                             2001          2000          1999
                                                                           ------------------------------------
Operating activities:
    Net income (loss)                                                      $ (3,698)     $   (746)     $  1,480
    Adjustments to reconcile net income (loss) to net cash provided by
    (used in) operating activities:
       Depreciation and amortization                                          1,477           929           735
       Asset impairment charge                                                1,899            --            --
       Provision for doubtful accounts                                          (60)          (70)          145
       Decrease in notes receivable/other assets                                 --            --             8
       Net change in operating assets and liabilities                           631          (596)          868
                                                                           ------------------------------------
Cash provided by (used in) operating activities                                 249          (483)        3,236
                                                                           ------------------------------------

Investing activities:
    Purchase of property and equipment                                         (439)         (438)         (770)
    Capitalized software development costs                                     (239)         (291)         (532)
    Business acquisitions                                                      (600)       (1,800)           --
                                                                           ------------------------------------
Cash used in investing activities                                            (1,278)       (2,529)       (1,302)
                                                                           ------------------------------------

Financing activities:
    Proceeds from equity private placement                                       --         7,579            --
    Proceeds from exercise of stock options                                      36           828           303
                                                                           ------------------------------------
Cash provided by financing activities                                            36         8,407           303
                                                                           ------------------------------------
Net increase (decrease) in cash and cash equivalents                           (993)        5,395         2,237
Cash and cash equivalents at beginning of year                               10,444         5,049         2,812
                                                                           ------------------------------------
Cash and cash equivalents at end of year                                   $  9,451      $ 10,444      $  5,049
                                                                           ====================================


See accompanying notes.

STATEMENT OF CONSOLIDATED STOCKHOLDERS' EQUITY
YEARS ENDED SEPTEMBER 30, 2001, 2000, AND 1999 (IN THOUSANDS)
--------------------------------------------------------------------------------


                                                                                     NOTES
                                                                     PAID-IN     RECEIVABLE FOR
                                            COMMON STOCK           CAPITAL IN     PURCHASE OF       RETAINED
                                       -----------------------    EXCESS OF PAR      COMMON         EARNINGS
                                        SHARES         AMOUNT         VALUE          STOCK          (DEFICIT)        TOTAL
                                       -------------------------------------------------------------------------------------
Balance at September 30, 1998             2,139       $      2       $  4,283       $    (23)       $  1,535        $  5,797
Issuance of common stock
  upon exercise of stock options             74             --            303             --              --             303
Notes receivable write-off                   --             --             --              8              --               8
Net and comprehensive income                 --             --             --             --           1,480           1,480
                                       -------------------------------------------------------------------------------------
Balance at September 30, 1999             2,213              2          4,586            (15)          3,015           7,588
Issuance of common stock
  upon exercise of stock options            269             --            828             --              --             828
Issuance of units
  for private placement                     500              1          7,578             --              --           7,579
Issuance of common stock for
  software and licensing rights              30             --            600             --              --             600
Notes receivable write-off                   --             --             --              8              --               8
Net and comprehensive
  income (loss)                              --             --             --             --            (746)           (746)
                                       -------------------------------------------------------------------------------------
Balance at September 30, 2000             3,012              3         13,592             (7)          2,269          15,857
Issuance of common stock
  upon exercise of stock options             11             --             36             --              --              36
Notes receivable write-off                   --             --             --              7              --               7
Net and comprehensive loss                   --             --             --             --          (3,698)         (3,698)
                                       =====================================================================================
Balance at September 30, 2001             3,023       $      3       $ 13,628       $     --        $ (1,429)       $ 12,202
                                       =====================================================================================


See accompanying notes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2001 (IN THOUSANDS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION, BUSINESS, AND PRESENTATION

CAM Commerce Solutions Inc., (CAM or the Company), (formerly known as CAM Data Systems, Inc.) provides total commerce solutions for small to medium size, traditional and web retailers that are based on the Company's open architecture software products for managing inventory, point of sale, sales transaction processing and accounting. In addition to software, these solutions often include hardware, installation, training, service and consulting provided by the Company. The accompanying financial statements consolidate the accounts of the Company and its wholly-owned subsidiary. Effective April 1, 2001 CAM Commerce Solutions, Inc. dissolved its wholly owned subsidiary Microbiz Corporation ("MicroBiz") and have incorporated the product and operations into CAM. All significant intercompany balances and transactions have been eliminated.

CASH EQUIVALENTS

Cash equivalents represent highly liquid investments with original maturities of three months or less.

CONCENTRATIONS OF CREDIT RISK

The Company sells its products primarily to small to medium size retailers. Credit is extended based on an evaluation of the customer's financial condition and collateral is generally not required. Credit losses have traditionally been minimal and such losses have been within management's expectations.

INVENTORIES

Inventories are stated at the lower of cost determined on a first-in, first-out basis, or net realizable value, and are composed of electronic point of sale hardware and computer equipment used in the sale and service of the Company's products.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company's financial instruments consist principally of cash and cash equivalents, accounts receivable and accounts payable. The Company believes all of the financial instruments' recorded values approximate current values.

PROPERTY AND EQUIPMENT

Property and equipment is stated at cost and is composed of the following:

                                           SEPTEMBER 30,
                                        ------------------
                                         2001        2000
                                        ------------------
Computer equipment and furniture        $2,210      $2,066
Automobiles                                 64          64
Demonstration and loaner equipment         207         223
                                        ------------------
                                         2,481       2,353

Less accumulated depreciation            1,718       1,431
                                        ------------------
                                        $  763      $  922
                                        ==================

Depreciation is provided on the straight-line method over the estimated useful lives (primarily three to five years) of the respective assets.

LONG-LIVED ASSETS

Statement of Financial Accounting Standards No. 121 , Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of (SFAS 121), requires impairment losses to be recorded on long-lived assets used in operations when indicators of asset impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets.

During the quarter ended June 30, 2001, the Company performed a review for impairment of all long-lived assets. Based on its evaluation, the Company determined that all long-lived assets related to MicroBiz were fully impaired and other long-lived assets related to ICS and capitalized software were partially impaired. As a result, the Company recorded an impairment charge of $1,899. The Company believes no additional impairment exists related to the long-lived assets at September 30, 2001.

USE OF ESTIMATES

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2001 (IN THOUSANDS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------


REVENUE RECOGNITION POLICY

The Company derives revenues from the sale of computer hardware, computer software, post contract customer support (PCS), installation and consulting services. Revenue from hardware and software sales is recognized at the time of shipment. Revenue allocable to PCS is recognized ratably on a monthly basis over the period of the service contract. Consulting revenue is recognized in the period the service is performed. The Company defers and recognizes installation revenue upon completion of the installation process.

The Company adopted Staff Accounting Bulletin No 101, "Revenue Recognition in Financial Statements" ("SAB 101"), which clarifies certain existing accounting principles for the timing of revenue recognition and its classification in the financial statements, in the first quarter of fiscal 2001. The adoption of SAB 101 had no material impact on the Company's results of operations or financial position.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In June 2001 the FASB issued Statement No. 141, Business Combinations ("Statement 141"), and No. 142, Goodwill and Other Intangible Assets ("Statement 142"), effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but, instead, will be subject to annual impairment tests in accordance with Statement 142. Other intangible assets will continue to be amortized over their useful lives. The Company will apply the new rules on accounting for goodwill and other intangible assets beginning the first quarter of fiscal 2002. Based on the Company's current goodwill level, amortization expense will decrease by approximately $122,000 annually beginning October 1, 2001.

In August 2001, the FASB issued Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", ("Statement 144") effective for fiscal years beginning after December 15, 2001. Under Statement 144 assets held for sale will be included in discontinued operations if the operations and cash flows will be or have been eliminated from the ongoing operations of the entity and the entity will not have any significant continuing involvement in the operations of the component. The Company is planning to adopt Statement 144 in its fiscal year beginning October 1, 2001. The Company believes the adoption of Statement 144 will not have a material impact on the Company's results of operations or financial position.

PER SHARE INFORMATION

Basic earnings per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share is computed by dividing net income
(loss) available to common shareholders by the weighted average number of common shares outstanding and common equivalent shares outstanding for the period. Common equivalent shares include stock options assuming conversion under the treasury stock method. Common equivalent shares are excluded from diluted earnings per share if their effect is anti-dilutive.

The computation of basic and diluted earnings per share for the three years ended September 30, 2001, 2000, and 1999 is as follows:

                                           YEARS ENDED SEPTEMBER 30,
                                     --------------------------------------
                                       2001           2000           1999
                                     --------------------------------------
Numerator:
Net income (loss)
  for basic and diluted
  net income (loss) per share        $ (3,698)      $   (746)      $  1,480
                                     --------------------------------------
Denominator:
Weighted-average shares
  outstanding                           3,020          2,644          2,157
                                     --------------------------------------
Denominator for basic net
  income (loss) per share -
  weighted-average shares               3,020          2,644          2,157
Effect of dilutive securities:
Stock options                              --             --            362
                                     --------------------------------------
Denominator for diluted
  net income (loss) per share -
  weighted-average shares
  and assumed conversions               3,020          2,644          2,519
                                     --------------------------------------
Basic net income
  (loss) per share                   $  (1.22)      $   (.28)      $    .69
                                     ======================================
Diluted net income
  (loss) per share                   $  (1.22)      $   (.28)      $    .59
                                     ======================================

ADVERTISING

The Company expenses the production costs of advertising as incurred. Advertising expenses for the years ended September 30, 2001, 2000, and 1999 were $863, $773 and $326, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2001 (IN THOUSANDS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------


RESEARCH AND DEVELOPMENT EXPENDITURES

Research and development expenditures are expensed in the period incurred.

STATEMENTS OF CASH FLOWS

Net changes in operating assets and liabilities as shown in the statements of cash flows are as follows:

                                     YEARS ENDED SEPTEMBER 30,
                                 ------------------------------------
                                   2001          2000          1999
                                 ------------------------------------
Decrease (increase) in:
  Accounts receivable            $   (420)     $  1,727      $   (575)
  Inventories                         231            67          (141)
  Other current assets                393          (820)           (7)
  Other assets                       (104)          302           (15)
Increase (decrease) in:
  Accounts payable                     89        (1,000)          454
  Accrued compensation                 45          (633)          545
  Customer deposits                   230           (45)          375
  Other accrued liabilities           167          (194)          232
                                 ------------------------------------
Net changes in operating
  assets and liabilities         $    631      $   (596)     $    868
                                 ====================================

STOCK OPTION PLANS

The Company intends to continue to account for employee stock options under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), and has made pro forma disclosures as required by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123).

SEGMENTS

Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information (SFAS 131), established standards for the way that public business enterprises report selected financial information about operating segments in annual and interim financial statements and significant foreign operations. Because the Company operates in one business segment and has no significant foreign operations, no additional reporting is required under SFAS 131.

RECLASSIFICATIONS

Certain reclassifications have been made to the 2000 financial statements to conform with the fiscal 2001 presentation.

2. INTANGIBLE ASSETS

The Company capitalizes costs incurred to develop new marketable software and enhance the Company's existing systems software. Costs incurred in creating the software are charged to expense when incurred as research and development until technological feasibility has been established through the development of a detailed program design. Once technological feasibility has been established, software production costs are capitalized and reported at the lower of amortized cost or net realizable value.

License agreements, capitalized software, and goodwill are amortized on the straight-line method over estimated useful lives ranging from three to eight years. Amortization of capitalized software costs commence when the products are available for general release to customers.

Intangible assets are stated at cost and consist of the following:

                                      SEPTEMBER 30,
                                   ------------------
                                    2001        2000
                                   ------------------
Capitalized software costs         $2,856      $2,617
Goodwill                            2,617       2,037
                                   ------------------
                                    5,473       4,654

Less:
     Accumulated amortization       2,251       1,392
     Asset impairment charge        1,899          --
                                   ------------------
                                   $1,323      $3,262
                                   ==================

During the current year, the Company capitalized $239 in software costs related to the CAM and Star products.

Amortization of capitalized software costs and goodwill, charged to cost of sales and expense for the years ended September 30, 2001, 2000 and 1999, were $859, $362, and $131, respectively.

In November 2000, the Company acquired the customer base, source code and application code for the Work Pro software. The acquisition was accounted for using the purchase method of accounting. The total amount of cash paid was $600 for the purchase of both intangible and tangible assets, of which $580 has been capitalized as an intangible asset. This intangible asset is being amortized over a five-year period. Effective October 1, 2001 this intangible asset will no longer be amortized, but instead will be subject to annual impairment tests in accordance with Statement 142. Work Pro software is used by customers in the retail paint store industry.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2001 (IN THOUSANDS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------


3. Income Taxes

The Company utilizes the liability method of accounting for income taxes whereby deferred taxes are determined based on differences between the financial statement and tax bases of assets and liabilities using enacted tax rates. The provision (benefit) for income taxes consists of the following:

                                 YEARS ENDED SEPTEMBER 30,
                               ------------------------------
                                2001        2000        1999
                               ------------------------------
Current:
  Federal                      $   --      $ (684)     $  708
  State                           (70)         25         164
                               ------------------------------
                                  (70)       (659)        872

Deferred:
  Federal                        (135)        279         (92)
  State                            44          (9)         30
                               ------------------------------
                                  (91)        270         (62)
                               ==============================
Total provision (benefit)      $ (161)     $ (389)     $  810
                               ==============================

A reconciliation of taxes computed at the statutory federal income tax rate to income tax expense (benefit) is as follows:

                                        YEARS ENDED SEPTEMBER 30,
                                  --------------------------------------
                                    2001           2000           1999
                                  --------------------------------------
Income tax at statutory rate      $ (1,312)      $   (386)      $    779
Increases (decreases)
  in taxes resulting from:
  Change in
    valuation allowance                639             (3)          (166)
  Research and development
    tax credit                         (95)           (89)           (32)
  State income taxes,
    net of federal benefit             (17)            10            128
  Nondeductible goodwill               570             28             --
  Other, net                            54             51            101
                                  --------------------------------------
                                  $   (161)      $   (389)      $    810
                                  ======================================

Deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their bases for financial reporting purposes. Temporary differences and net operating loss carryforwards which give rise to deferred tax assets and liabilities are as follows:

                                                    SEPTEMBER 30,
                                        --------------------------------------
                                          2001           2000           1999
                                        --------       --------       --------
Deferred tax assets:
  Accruals not currently
    deductible for tax                  $    400       $    244       $    226
  Book depreciation in excess
    of tax depreciation                       71             24             (6)
  R & D tax
    credit carryforwards                     211            112             --
  Net operating loss
    carryforwards                          1,890          1,642             --
                                        --------------------------------------
  Total deferred tax assets                2,572          2,022            220
  Valuation allowance
    for deferred tax assets               (2,378)        (1,584)            --
                                        --------------------------------------
                                             194            438            220

Deferred tax liabilities:
  Software costs capitalized
    for book purposes                       (194)          (529)           (41)
                                        --------------------------------------
Net deferred tax asset (liability)      $     --       $    (91)      $    179
                                        ======================================

At September 30, 2001 the balance sheet contained deferred tax asset of $376, which was included in other current assets, and deferred tax liability of $376. This resulted in a net deferred tax asset of $0. Income taxes paid were $0, $426, and $768 during the years ended September 30, 2001, 2000 and 1999, respectively.

The Company has provided a valuation allowance against a portion of its deferred tax assets due to uncertainties surrounding their realization. At September 30, 2001, federal and state net operating loss carryforwards were $4.8 million and $3.2 million, respectively. Federal net operating loss carryforwards begin to expire in 2020, while state operating loss carryforwards begin to expire in 2005.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2001 (IN THOUSANDS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------


4. Commitments and contingencies

The Company is committed at September 30, 2001 under various operating leases for office facilities and equipment through June 2007. Minimum payments due under these leases, including amounts due to a related party as discussed below, are as follows:

YEARS ENDING SEPTEMBER 30,
--------------------------
2002           $  455
2003              497
2004              502
2005              507
2006              512
Thereafter        318
--------------------------
               $2,791
==========================

Total rent expense for the years ended September 30, 2001, 2000 and 1999 was $565, $437 and $444, respectively.

In June 1997, the Company entered into a lease agreement with an officer of the Company to lease a building for a term of ten years, at current fair market value rates. The total original commitment under this lease term was $1.3 million. Rent expense incurred under this lease for the years ended September 30, 2001, 2000 and 1999 totaled $144, $136 and $136, respectively.

5.  Stock options

The Company has elected to follow APB 25 and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS 123 requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

In April 1993, the stockholders of the Company approved the Company's 1993 Stock Option Plan (the "1993 Plan") under which nonstatutory options may be granted to key employees and individuals who provide services to the Company, at a price not less than the fair market value at the date of grant, and expire ten years from the date of grant. The options are exercisable based on vesting periods as determined by the Board of Directors. The Plan allows for the issuance of an aggregate of 1,200 shares of the Company's common stock. The Plan has a term of ten years. There have been 1,154 options granted under the 1993 Plan as of September 30, 2001. The company has 788 shares reserved for issuance related to the plan.

In April 2000, the Company's Board of Directors approved the Company's 2000 Stock Option Plan (the "2000 Plan") under which nonstatutory options may be granted to key employees and individuals who provide services to the Company, at a price not less than the fair market value at the date of grant, and expire ten years from the date of grant. The options are exercisable based on vesting periods as determined by the Board of Directors. The Plan allows for the issuance of an aggregate of 500 shares of the Company's common stock. The term of the plan is unlimited in duration. There have been 319 options granted under the plan as of September 30, 2001. The Company has 500 shares reserved for issuance.

A summary of stock option activity follows:

                                             WEIGHTED        WEIGHTED
                                             AVERAGE         AVERAGE
                             NON-ISO         EXERCISE       FAIR VALUE
                             SHARES           PRICE         OF OPTIONS
                            ------------------------------------------
Outstanding at
  September 30, 1998             815         $   2.89
  Granted                        185         $   4.58        $   1.54
  Exercised                      (74)        $   3.85
  Expired                        (32)        $   3.52
                            -----------------------------------------

Outstanding at
  September 30, 1999             894         $   3.14
  Granted                        356         $   8.40        $   3.15
  Exercised                     (269)        $   3.07
  Expired                        (45)        $  17.76
                            -----------------------------------------

Outstanding at
  September 30, 2000             936         $   4.45
  Granted                        324         $   3.92        $   2.31
  Exercised                      (11)        $   3.44
  Expired                       (177)        $   7.06
                            -----------------------------------------

Outstanding at
  September 30, 2001           1,072         $   3.87
                            =========================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2001 (IN THOUSANDS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------


The following table summarizes information about stock options outstanding at September 30, 2001:

                                             WEIGHTED
                                             AVERAGE
                                             REMAINING       WEIGHTED
                                 NUMBER     CONTRACTUAL       AVERAGE
OUTSTANDING:                  OUTSTANDING      LIFE        EXERCISE PRICE
                              -------------------------------------------
Range of Exercise Prices

  $1.75 to $3.00                  358           5.3           $ 2.47
  $3.13 to $7.00                  702           8.2           $ 4.40
  $9.19 to $15.00                  12           8.3           $14.03
                              ======================================

                                                          WEIGHTED
                                     NUMBER               AVERAGE
EXERCISABLE:                       EXERCISABLE         EXERCISE PRICE
                                   ----------------------------------
Range of Exercise Prices
  $1.75 to $3.00                      329                 $ 2.46
  $3.13 to $7.00                      401                 $ 4.41
  $9.19 to $15.00                       5                 $13.90
                                   -----------------------------
                Total:                735                 $ 3.60
                                   =============================

The weighted-average remaining contractual life of stock options outstanding at September 30, 2001, 2000 and 1999 was 7.2 years, 7.5 years and 7.3 years, respectively.

Pro forma information regarding net income and earnings per share is required by SFAS 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to September 30, 1995 under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for 2001, 2000 and 1999; risk free interest rate of 4.5%; no dividend yield; a volatility factor of the expected market price of the Company's common stock of .600, .577 and .337; and a weighted-average life of each option of five years.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

For purposes of pro forma disclosures, the estimated fair value of the options are amortized to expense over the option's vesting period. The Company's pro forma information follows:

                                  2001           2000           1999
                                --------------------------------------
Pro forma earnings (loss)       $ (4,213)      $ (1,011)      $  1,280
Pro forma basic earnings
    (loss) per share            $  (1.40)      $   (.38)      $    .59
Pro forma diluted earnings
    (loss) per share            $  (1.40)      $   (.38)      $    .51

6. BENEFIT PLAN

The Company sponsors a 401(k) Plan for all eligible employees. The costs for the benefit plan totaled $16 for the year ended September 30, 2001. The Company may provide a matching contribution at the discretion of the Company's Board of Directors. There was no contribution made in fiscal 2001.

7. EQUITY PRIVATE PLACEMENT

In March 2000, the Company closed an $8 million equity private placement with a group of institutional investors. The units sold in the private placement were sold at a price of $16 per unit, with registration rights that called for the shares to be registered within 90 days of the closing. Each unit was comprised of 1 share of common stock and a warrant to purchase .7 of one share. The agreement on pricing for the private equity placement was based on a 60-day trailing average of the closing price of the Company's stock less 15% or $16 per share, whichever was greater at the time of the close. After expenses, net proceeds to the Company were approximately $7.6 million. The Company received $4 million in funding upon the close and an additional $4 million after the shares were registered with the Securities and Exchange Commission. Under the agreement, each purchaser of ten shares of common stock in the private placement also received "warrants" to purchase an additional seven shares. At September 30, 2001 there are warrants outstanding for 175,000 shares exercisable at $24.94 per share, and 175,000 shares exercisable at $8.44 per share. The warrants have a 5 year life and expire September 2005. Proceeds, if any, will be used for general working capital requirements and to expand the Company's market share.

REPORT OF INDEPENDENT AUDITORS
--------------------------------------------------------------------------------


Board of Directors
CAM Commerce Solutions, Inc.

We have audited the accompanying consolidated balance sheets of CAM Commerce Solutions, Inc. as of September 30, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CAM Commerce Solutions, Inc. at September 30, 2001 and 2000, and the consolidated results of its operations and its cash flows for each of the three years in the period ended September 30, 2001, in conformity with accounting principles generally accepted in the United States.


                                                  /s/ Ernst & Young LLP
Orange County, California
November 9, 2001


STOCK AND DIVIDEND DATA
--------------------------------------------------------------------------------


The common stock of CAM Commerce Solutions, Inc., is traded on the Nasdaq National Market under the Nasdaq symbol CADA. Prior to February 18, 2000, the common stock was traded over the counter on the Nasdaq SmallCap Market. The quarterly market price information shown below represents the high and low sales prices for the periods and the high and low bid quotations for the periods. High and low bid quotations reflect inner-dealer prices, without retail mark up, markdown or commission and may not represent actual transactions.

   FISCAL YEAR ENDED SEPTEMBER 30, 2001                        FISCAL YEAR ENDED SEPTEMBER 30, 2000
        QUARTER ENDED:             HIGH           LOW               QUARTER ENDED:       HIGH          LOW
   ----------------------------------------------------        ---------------------------------------------
           December 31            $  5.00       $  2.75             December 31         $  27.50     $  8.25
           March 31                 5.375         3.125             March 31              28.875       13.00
           June 30                   4.68          3.20             June 30                17.00       4.938
           September 30              4.60          2.20             September 30           7.875       4.625

As of December 10, 2001, there were approximately 200 holders of record of the Company's common stock. The Company estimates there are in excess of 800 beneficial owners of the Company's common stock.

The Company has not paid dividends in the past and the payment of dividends in the future is at the discretion of the Board of Directors, subject to any limitations imposed by the laws of the State of Delaware. The Company does not anticipate paying dividends in the foreseeable future.

SELECTED QUARTERLY CONSOLIDATED FINANCIAL DATA (UNAUDITED)
(IN THOUSANDS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------


                                                     2001 FISCAL QUARTER ENDED
                                         -------------------------------------------------
IN THOUSANDS, EXCEPT PER SHARE DATA.     DEC 31        MAR 31        JUNE 30       SEPT 30
                                         -------------------------------------------------
Net system and service revenues          $ 5,174       $ 5,077       $ 4,978       $ 5,528
Gross profit                               2,499         2,342         2,464         2,853
Income (loss) before taxes                  (614)         (969)       (2,334)           58
Net income (loss)                           (614)         (969)       (2,334)          219
Basic net income (loss) per share           (.20)         (.32)         (.77)          .07
Diluted net income (loss) per share         (.20)         (.32)         (.77)           07
                                         =================================================


                                                     2000 FISCAL QUARTER ENDED
                                         -------------------------------------------------
                                         DEC 31        MAR 31        JUNE 30       SEPT 30
                                         -------------------------------------------------
Net system and service revenues          $ 6,639       $ 5,290       $ 4,961       $ 4,421
Gross profit                               3,082         2,412         2,097         1,767
Income (loss) before taxes                   339          (272)         (257)         (945)
Net income (loss)                            220          (175)         (201)         (590)
Basic net income (loss) per share            .10          (.07)         (.07)         (.20)
Diluted net income (loss) per share          .08          (.07)         (.07)         (.20)
                                         =================================================

IN THOUSANDS, EXCEPT PER-SHARE DATA                          2001           2000           1999          1998          1997
                                                           ------------------------------------------------------------------
Net system and service revenues                            $ 20,757       $ 21,311       $ 27,747      $ 18,781      $ 17,480
Income (loss) before taxes                                   (3,859)        (1,135)         2,290           241           257
Net income (loss)                                            (3,698)          (746)         1,480           167           177
Basic net income (loss) per share                             (1.22)          (.28)           .69           .08           .09
Diluted net income (loss) per share                           (1.22)          (.28)           .59           .08           .08
Total assets                                                 15,172         18,296         11,899         8,502         7,608
Working capital                                              10,084         11,467          5,013         3,804         3,726
Long-term debt                                                   --             --             --            --            --
Stockholders' Equity                                       $ 12,202       $ 15,857       $  7,588      $  5,797      $  5,284
Shares used in computing net income (loss) per share:
                        Basic:                                3,020          2,644          2,157         2,092         1,990
                      Diluted:                                3,020          2,644          2,519         2,160         2,155
                                                           ==================================================================

COMPANY INFORMATION
--------------------------------------------------------------------------------


BOARD OF DIRECTORS                      REGISTRAR AND TRANSFER AGENT

Geoffrey D. Knapp                       American Stock Transfer Company
Chairman and Chief Executive Officer    59 Maiden Lane
CAM Commerce Solutions, Inc.            New York, NY 10007

David Frosh                             INDEPENDENT AUDITORS
President
Sperry Van Ness                         Ernst & Young LLP
                                        18111 Von Karman Avenue Suite 1000
Walter Straub                           Irvine, CA 92612
Chief Executive Officer
Rainbow Technologies                    SECURITIES COUNSEL

Corley Phillips                         Haddan & Zepfel LLP
Investor                                4675 MacArthur Court #710
                                        Newport Beach, CA 92660
Scott Broomfield
Chief Executive Officer                 GENERAL COUNSEL
Visual, Inc.
                                        Lundell & Spadafore
OFFICERS                                1065 Asbury Street
                                        San Jose, CA 95126
Geoffrey D. Knapp
Chief Executive Officer                 FORM 10-K

Greg Freeze                             A copy of the Company's annual report on
Chief Operating Officer                 Form 10-K, (without exhibits), as filed
                                        with the Securities and Exchange
Paul Caceres Jr.                        Commission, will be furnished to any
Chief Financial Officer                 stockholder free of charge upon written
                                        request to the Company's Corporate
CORPORATE OFFICE                        Finance Department.

17520 Newhope Street
Fountain Valley, CA 92708
(714) 241-9241
Facsimile: (714) 241-9893
Internet address: http://www.camcommerce.com



18